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Exhibit 3.3

FILED 04/23/2003 10:46 AM Business Registration Division DEPT. OF COMMERCE AND CONSUMER AFFAIRS State of Hawaii	STATE OF HAWAII DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS Business Registration Division 1010 Richards Street Mailing Address: P.O. Box 40, Honolulu, Hawaii 96810	FORM DC-2 7/2001

ARTICLES OF AMENDMENT TO CHANGE CORPORATION NAME
(Section 414-200, Hawaii Revised Statutes)

PLEASE TYPE OF PRINT LEGIBLY IN BLACK INK

The undersigned, duly authorized officer of the corporation submitting these Articles of Amendment, certifies, as follows:

1.
The present name of the corporation is:

  CPB INC.

2.
The name of the corporation is changed to:

  CENTRAL PACIFIC FINANCIAL CORP.

3.
The total number of shares outstanding is:

  16,006,748-COMMON

4.
The amendment to change the corporation name was adopted (check one):

  ☒  at a meeting of the shareholders held on April 22, 2003
  (Month Day Year)

Class/Series	Total Number of Votes Entitled to be Cast	Number of Votes Cast For Amendment	Number of Votes Cast Against Amendment
COMMON	16,006,748	11,231,263	260,613

  ☐  by written consent dated                         which all of the shareholders signed.
  (Month Day Year)

The undersigned certifies under the penalties of Section 414-20, Hawaii Revised Statutes, that the undersigned has read the above statements and that the same are true and correct.

Signed this 23rd day of           APRIL          , 2003

GLENN K.C. CHING, VP & SECRETARY (Type/Print Name & Title)	/s/ GLENN K.C. CHING (Signature of Officer)

SEE INSTRUCTIONS ON REVERSE SIDE. The articles must be signed by at least one officer of the corporation.

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ARTICLES OF AMENDMENT TO CHANGE CORPORATION NAME